Exhibit 99.1

CUI Global, Inc. Reports Fourth Quarter and Full Year 2016 Financial Results

– Announces Collaboration Agreement with France-based ENGIE for

GasPT® and VE Technology® –

– Files Form S-3 Shelf Registration Statement –

TUALATIN, Ore., March 14, 2017 -- CUI Global, Inc. (NASDAQ: CUI), today reported its unaudited financial results for the fourth quarter and full fiscal year ended December 31, 2016.

Financial Performance Summary

•	Revenue for the full fiscal year of 2016 increased to $86.5 million compared to $86.2 million in 2015
•	For the fourth quarter of 2016, revenue decreased to $19.4 million from $21.9 million in the fourth quarter of 2015
•	Gross profit margin in 2016 was unchanged at 37% compared to 2015
•	Gross profit margin for the fourth quarter of 2016 was 33% compared to 39% in the same period of 2015
•	Consolidated net loss for 2016 was $(7.3) million, or $(0.35) per share compared to consolidated net loss of $(6.0) million, or $(0.29) per share in 2015
•	Consolidated net loss for the fourth quarter of 2016 was $(2.6) million, or $(0.12) per share compared to consolidated net loss of $(1.3) million, or $(0.06) per share in the same period of 2015
•	Adjusted EBITDA for the full year 2016 was a loss of $(3.2) million compared to adjusted EBITDA loss of $(1.3) million in 2015.
•	Adjusted EBITDA for the fourth quarter of 2016 was a loss of $(2.3) million compared to adjusted EBITDA loss of $(265) thousand in the same period of 2015
•	Cash and cash equivalents were $4.6 million at December 31, 2016
•	Power and Electromechanical (P&EM) segment unaudited backlog was $18.1 million at December 31, 2016
•	Energy segment unaudited backlog was $12.1 million at December 31, 2016

Recent Business Highlights:

•	CUI Global announced a collaboration agreement France-based ENGIE for GasPT® and VE Technology®
•	Company announced that it filed a shelf registration statement on Form S-3
•	CUI Global subsidiary, Orbital Gas Systems North America, was awarded ISO 9001:2008 accreditation
•	CUI Global subsidiary CUI Inc. successfully deployed its software-defined power solutions (ICE Block) to industry-leading data center operators
•	CUI Global was awarded a biomethane contract valued in excess of $750,000
•	CUI Global subsidiary CUI Inc. received a $1.6 million dollar purchase order from a U.S.-based infrastructure installation company that serves retail store environments
•	Arrow Electronics and CUI Global subsidiary CUI Inc. entered into a worldwide distribution agreement
•	CUI Global announced gas measurement awards totaling $1.75 million in the UK
•	CUI Global was awarded a 5-Year, £30 million framework agreement with National Gas Grid PLC

“2016 was a year of strong execution and noteworthy achievements that reflect our success in broadening adoption of our gas technology solutions and strengthening our base of business in our P&EM segment,” said William Clough, president and CEO of CUI Global. “In our Energy segment, through their adoption of our technologies, leading industry operators have validated our solutions as a means of fiscal monitoring that is far more efficient and cost-effective than those currently deployed by the gas industry. We exited the year having secured three anchor customers in Europe, including our first large order for GasPT with a leading operator in Italy, established a strategic relationship with Daily Thermetrics in North America that is short-circuiting our path to that region’s leading operators and forged a strategic and multi-pronged partnership with French energy giant ENGIE, which we announced separately today. We are excited about the potential of our partnership with ENGIE that not only extends our penetration of Western Europe and North America but also gives us entrée into Asia for the first time.”

Continued Mr. Clough, “In our P&EM segment, a focus on our technical capabilities, brand strength and depth of our offerings tempered the effects of persistent weakness in the worldwide electronics market on our performance. As a result, revenue for the year held steady, and we ended the year with a stable backlog of orders. Our technology partnership with Virtual Power Systems to develop and commercialize ICE Block advanced rapidly over the course of the year, spurred by our belief that the solution sets a new standard for an efficient power infrastructure. We believe that ICE Block has the potential to be a game-changer to the data center market, and after the close of the year, we announced that initial units are being tested by several industry-leading data center operators. We also secured electronics market leader Arrow Electronics as a distribution partner after the close of the year followed by the signing of a significant order with a new customer that further broadened our base of business in this segment.”

Concluded, Mr. Clough, “In 2017 we expect to reap the rewards of our success in 2016 while continuing to drive broader adoption of our gas technology solutions and strengthen our Power business through new product introductions and penetration of new markets to drive growth. In addition, in our Energy segment, we want to be prepared to take advantage of opportunities to more quickly gain scale, enhance our current capabilities and expand our customer base through acquisition, and to that end, we have filed a shelf registration statement today. As we build our Energy segment, we are laying the foundation for growth this year and beyond.”

For the three months and year ended December 31, 2016, CUI Global produced consolidated total revenues of $19.4 million and $86.5 million, respectively, compared to consolidated total revenues of $21.9 million and $86.2 million, respectively, for the quarter and year ended December 31, 2015. Revenues for the three months were lower than the comparable period in 2015 due primarily to lower revenues from our CUI-Canada related products in the P&EM segment, a delay in the company’s GasPT contract in Italy attributable to a regulatory issue in that market and continued lower foreign currency translation in the Energy segment due to the drop in value of the British pound following the Brexit vote. Revenues in 2016 are attributable to continued sales and marketing efforts, sales through the distribution channel customers, the CUI-Canada related product line, and the revenues generated since the January 2015 opening of Orbital Gas Systems, North America, Inc. The Power and Electromechanical segment contributed revenues of $58.4 million, or 68% of revenues, and the Energy segment contributed $28.1 million, or 32% of revenues.

Sales order backlog at December 31, 2016 was a consolidated $30.2 million. Of this, the Power and Electromechanical segment held a backlog of customer orders of approximately $18.1 million and the Energy segment held a backlog of approximately $12.1 million.

The cost of revenue for the three months and year ended December 31, 2016 was $12.9 million and $54.2 million, respectively, compared to $13.4 million and $53.9 million for the same periods last year. As a percentage of revenue, the cost of revenue remained constant at 63% in 2016 and 2015. The cost of revenue as a percentage of revenue reflects improved product mix including an increased volume of higher margin GasPT sales in the Energy segment offset by lower margins in the Power and Electromechanical segment. As a result of the improved product mix in the Energy segment, for the year ended December 31, 2016, the cost of revenue as a percentage of revenue dropped five percentage points from 63% to 58%. This improvement helped to offset lower margins incurred in the Power and Electromechanical segment as the segment's cost of revenues as a percentage of revenue increased slightly to 65% from 63%.

Gross profit was $6.5 million, or 33% for the quarter ended December 31, 2016 versus $8.5 million, or 39% in the same period of 2015, and $32.3 million or 37% for the year versus the previous year's total of $32.3 million, or 37%. During the three months and year ended December 31, 2016, the Power and Electromechanical segment generated gross profit margins of 32% and 35%, respectively, while the Energy segment generated gross profit margins of 36% and 42%, respectively.

For the three months ended December 31, 2016, SG&A expenses decreased to $7.9 million from $8.5 million in the same period of 2015. SG&A for the three months ended December 31, 2016 increased to 41% as a percentage of revenues compared to 39% in the prior year comparable period. The increase in SG&A as a percentage of revenue for the three months ended December 31, 2016 is due to lower revenue offset by lower professional fees and lower employee related expenses including bonuses and severance. For the year ended December 31, 2016, SG&A expenses increased $1.2 million compared to the same period in 2015. The increase for the year is largely due to $0.6 million in severance costs incurred in the Power and Electromechanical segment for the transition of the R&D team to CUI-Canada and for various positions in the Energy segment. Increased audit and accounting fees in the year ended December 31, 2016 of $0.7 million contributed to the increased SG&A. Partially offsetting the increased SG&A was a $0.3 million decrease in non-severance-related SG&A associated with the activities of Orbital Gas Systems, North America, Inc., which opened in January 2015 and had increased start-up related costs in its first three months of operations. SG&A increased to 40% of total revenue compared to 38% of total revenue during the year ended December 31, 2016.

The Company reported a net loss of $2.6 million or $0.12 per share for the three months ended December 31, 2016 compared with a net loss of $1.3 million or $0.06 per share in the prior year period. For the year ended December 31, 2016, the company reported a net loss of $7.3 million, or $0.35 cents per share, compared to the loss of $6.0 million, or $0.29 per share in the prior year period. The increase in the net loss for the three months ended December 31, 2016 was due to lower revenues and resulting gross profit compared to the same period in 2015. The increase in the net loss for 2016 compared to 2015 was primarily the result of increased selling, general and administrative expenses, and increased tax expense.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the three months and year ended December 31, 2016 were a loss of $(1.8) million and $(3.9) million, respectively. EBITDA for the three months and year ended December 31, 2015 was a loss of $(0.5) million and a loss of $(2.7) million, respectively.

As of December 31, 2016, CUI Global held cash and cash equivalents of $4.6 million, a decrease of $(2.7) million since December 31, 2015. During 2016, the company funded operations and investments in equipment and patents through cash on hand.

Conference Call

Management will host a conference call today, March 14, 2017 at 8:30 a.m.ET to discuss these results as well as recent corporate developments. After management’s opening remarks, there will be a question and answer period. To access the call, please dial (888) 734-0328 and provide conference ID 66718878. For international callers, please dial (678) 894-3054. The live webcast of the conference call and accompanying slide presentation can be accessed through the ‘Events & Presentations’ page of the CUI Global Investor Relations website (www.cuiglobal.com).

For those unable to attend the live call, a telephonic replay will be available until March 28, 2017. To access the replay of the call dial (855) 859-2056 or (404) 537-3406 and provide conference ID 66718878. An archived copy of the webcast and slide presentation will also be available on the ‘Events & Presentations’ page of the CUI Global Investor Relations website.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com.

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Media Contact:	External IR Counsel:
CUI Global, Inc.	LHA
Jeff Schnabel	Jody Burfening/Sanjay M. Hurry
Main: 503-612-2300	212-838-3777
press@cuiglobal.com	cuiglobal@lhai.com

- Financial Tables to Follow -

CUI Global, Inc.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
(in thousands except share and per share data)	2016	2015
Assets:
Current Assets:
Cash and cash equivalents	$4,617	$7,267
Trade accounts receivable, net of allowance of $151
and $90, respectively	9,375	14,685
Inventories, net of allowance of $774 and $483, respectively	13,202	12,321
Costs in excess of billings	2,735	1,571
Prepaid expenses and other	2,174	2,313
Total current assets	32,103	38,157
Property and equipment, less accumulated depreciation of
$3,299 and $3,126 respectively	10,952	11,950
Goodwill	20,125	21,527
Other intangible assets, less accumulated amortization of $9,438
and $8,999, respectively	16,201	18,746
Investment	—	385
Note receivable, less current portion	362	—
Deposits and other assets	100	83
Total assets	$79,843	$90,848

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$6,170	$5,806
Mortgage note payable, current portion	89	85
Capital lease obligation, current portion	28	41
Accrued expenses	4,542	5,222
Billings in excess of costs	1,977	2,190
Unearned revenue	4,932	3,711
Total current liabilities	17,738	17,055

Long term mortgage note payable, less current portion	3,350	3,439
Long term note payable, related party	5,304	5,304
Capital lease obligation, less current portion	12	29
Derivative liability	467	580
Deferred tax liabilities	4,120	4,533
Other long-term liabilities	217	392
Total liabilities	31,208	31,332

Stockholders' Equity:
Preferred stock. par value $0.001; 10,000,000 shares authorized
no shares issued at December 31, 2016 or 2015	—	—
Common stock, par value $0.001; 325,000,000 shares
authorized; 20,916,848 shares issued and outstanding at
December 31, 2016 and 20,806,219 shares issued and
outstanding at December 31, 2015	21	21
Additional paid-in capital	150,174	149,639
Accumulated deficit	(95,970)	(88,704)
Accumulated other comprehensive income (loss)	(5,590)	(1,440)
Total stockholders' equity	48,635	59,516
Total liabilities and stockholders' equity	$79,843	$90,848

CUI Global, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)	For the three months ended December 31,	For the year ended December 31,
2016	2015	2016	2015

Total revenues	$19,403	$21,886	(A)	$86,461	$86,240	(A)

Cost of revenues	12,931	13,427	54,200	53,948

Gross profit	6,472	8,459	32,261	32,292

Operating expenses:
Selling, general and administrative	7,912	8,503	34,239	33,023
Depreciation and amortization	557	635	2,366	2,862
Research and development	471	342	2,016	1,848
Provision for (credit to) bad debt	44	(9)	93	195
Other operating expenses	52	56	57	58

Total operating expenses	9,036	9,527	38,771	37,986

Loss from operations	(2,564)	(1,068)	(6,510)	(5,694)

Other income (expense)	14	(143)	(251)	(260)
Interest expense	(104)	(123)	(467)	(441)

Loss before taxes	(2,654)	(1,334)	(7,228)	(6,395)

Income tax expense (benefit)	(44)	14	38	(408)

Net loss	(2,610)	$(1,348)	$(7,266)	$(5,987)

Basic and diluted weighted average common and common
equivalent shares outstanding	20,916,559	20,807,205	20,897,812	20,792,494

Basic and diluted loss per common share	$(0.12)	$(0.06)	$(0.35)	$(0.29)

(A)	Includes revision to previously reported amounts to reduce revenue and cost of revenues by $28 thousand and $427 thousand for the three months and year ended December 31, 2015.

CUI Global, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)	For the year ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,266)	$(5,987)
Adjustments to reconcile net (loss) to net cash used in
operating activities:
Depreciation	925	854
Amortization of intangibles	1,923	2,355
Amortization of investment premiums and discounts	—	15
Non-cash royalties, net	19	—
Stock and options issued for compensation, royalties and services	734	1,267
Unrealized gain on derivative liability	(113)	(20)
Non-cash earnings on equity method investment	—	(53)
Provision for bad debt expense and returns allowances	93	192
Deferred income taxes	(107)	(534)
Impairment of intangible assets	—	4
Inventory reserve	312	94
Loss on disposal of assets	57	54
Other, net	—	(5)

(Increase) decrease in operating assets:
Trade accounts receivable	4,432	(3,323)
Inventories	(1,672)	(3,708)
Costs in excess of billings	(1,454)	(1,612)
Prepaid expenses and other current assets	105	(856)
Deposits and other assets	(25)	68
Increase (decrease) in operating liabilities:
Accounts payable	495	2,050
Accrued expenses	(518)	1,847
Contingent consideration	(54)	—
Unearned revenue	1,179	2,204
Billings in excess of costs	162	(1,307)
NET CASH USED IN OPERATING ACTIVITIES	(773)	(6,401)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of a business, net of contingent consideration	—	(4,285)
Purchase of property and equipment	(824)	(5,045)
Proceeds from sale of property and equipment	27	17
Investments in other intangible assets	(850)	(128)
Maturities of short term investments held to maturity	—	11,145
Receipts from deferred property grant	—	425
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(1,647)	2,129

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligations	(41)	(32)
Payments on notes and loans payable	(85)	(81)
Payments on contingent consideration	(59)	—
NET CASH USED IN FINANCING ACTIVITIES	(185)	(113)

Effect of exchange rate changes on cash	(45)	(52)
Net decrease in cash and cash equivalents	(2,650)	(4,437)
Cash and cash equivalents at beginning of year	7,267	11,704

CASH AND CASH EQUIVALENTS AT END OF YEAR	$4,617	$7,267

Reconciliation of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are non-GAAP financial measures and are reconciled in the table below. These non-GAAP financial measures do not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with United States generally accepted accounting principles ("GAAP"). EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) exclude components that are significant in understanding and assessing the company's results of operations and cash flows. In addition, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are not terms defined by GAAP and as a result our measure of EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) might not be comparable to similarly titled measures used by other companies. However, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are used by management to evaluate, assess and benchmark the company's operational results and the company believes EBITDA, Adjusted EBITDA, and Adjusted Net Income (loss) are relevant and useful information which are often reported and widely used by analysts, investors and other interested parties in the Company's industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance, to provide an additional measure of performance and liquidity and to provide additional information with respect to the Company's ability to meet future debt service, capital expenditure and working capital requirements. Adjusted Net Income (loss) eliminates the amortization expenses associated with intangible assets acquired with Orbital Gas Systems Limited and CUI-Canada, as well as non-cash expenses associated with stock and stock options for compensation, royalties and services during the period.

(in thousands)
	For the Three Months Ended		For the year ended
	December 31		December 31
	2016	2015	2016	2015
EBITDA:
Net (loss)	$(2,610)	$(1,348)	$(7,266)	$(5,987)
Plus: Interest expense	104	123	467	441
Plus: (Benefit) provision for taxes	(44)	14	38	(408)
Plus: Depreciation and amortization	701	730	2,848	3,209
EBITDA	$(1,849)	$(481)	$(3,913)	$(2,745)

Adjusted EBITDA:
Plus: Bad debt	44	(9)	93	195
Plus: Unrealized (gain) loss on derivative	(211)	(65)	(113)	(20)
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	(249)	290 (1)	734	1,267
Adjusted EBITDA	$(2,265)	$(265)	$(3,199)	$(1,303)

Adjusted net income (loss):
Net (loss)	$(2,610)	$(1,348)	$(7,266)	$(5,987)
Plus: Amortization expense of Orbital and CUI - Canada acquisition intangibles	299	353	1,284	1,806
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	(249)	290 (1)	734	1,267
Adjusted net income (loss)	$(2,560)	$(705)	$(5,248)	$(2,914)

(1)	Includes effect of $237 thousand reclassification as of September 30, 2015 from accrued expense to stock-based compensation that was originally recorded in the fourth quarter of 2015.

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